EXHIBIT 99.1

Ally Financial Inc.

200 Renaissance Center

12th Floor, MC: 482-B12-C24

Detroit, MI 48265

            , 20

BNY Mellon Trust of Delaware

100 White Clay Center, Route 273

Newark, DE 19711

Ally Financial Inc., as Servicer

200 Renaissance Center

12th Floor, MC: 482-B12-C24

Detroit, MI 48265

Central Originating Lease Trust

c/o Deutsche Bank Trust Company Delaware

1011 Centre Road, Suite 200

Wilmington, DE 19805-1266

Re:        Transfer Direction re: Beneficial Interest in Applicable Trust Estate

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Trust and Servicing Agreement, dated as of March 25, 2004 (as it may be amended from time to time, the “VAULT Trust Agreement”) between BNY Mellon Trust of Delaware (f/k/a BNYM (Delaware)), as successor to Chase Bank USA, National Association (f/k/a Chase Manhattan Bank USA, National Association), as Trustee (the “Trustee”) and Ally Financial Inc. (f/k/a GMAC Inc.) (“Ally Financial”), as Servicer and as Initial Trust Beneficiary, and acknowledged and agreed to by Central Originating Lease Trust (“COLT”) as a Trust Beneficiary pursuant to the New COLT Designation. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the VAULT Trust Agreement, or if not defined therein, in Part I of Exhibit A to the COLT Servicing Agreement, dated as of             , 20     (the “COLT Servicing Agreement”), among Ally Financial, COLT and [            ] as COLT Indenture Trustee.

Pursuant to Section 9.1 of the VAULT Trust Agreement, Ally Financial hereby informs the Trustee that it intends to convey all of its right, title and interest in and to its Beneficial Interest in that portion of its respective Applicable Trust Estate consisting of the Leased Vehicles identified on Schedule I hereto (collectively, the “Transferred Vehicles”), to COLT (the “Transferee”). Ally Financial hereby instructs the Trustee from and after             , 20     (the “Transfer Effective Date”) and until otherwise directed by the Transferee, to hold legal title to the Applicable Trust Estate as nominee for the benefit of the Transferee. Ally Financial acknowledges and agrees by execution of this Transfer Direction that it shall no longer hold any Beneficial Interest in the Transferred Vehicles from and after the Transfer Effective Date. Further, Ally Financial, as Servicer, shall amend each Schedule of Vehicles maintained pursuant to the VAULT Trust Agreement to remove from the GMAC Series any reference to the Transferred Vehicles and shall reallocate such Transferred Vehicles to the New COLT Series. Furthermore, Ally Financial, as Servicer, shall provide notice to the Trustee of its intention to exercise the optional repurchase right with respect to the Series 2010-SN1 Lease Assets under Section 6.01 of the COLT Servicing Agreement.

Pursuant to Section 9.1 of the VAULT Trust Agreement, COLT represents and warrants that it is not an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to Title I of ERISA, and including, without limitation, foreign or government plans), a “plan” described in Section 4975(e)(1) of the Code, or an entity whose underlying assets are deemed to include “plan assets” of any of the foregoing (including, without limitation, an insurance company general account).

COLT hereby reaffirms its agreement to be bound by the terms of the VAULT Trust Agreement as a Trust Beneficiary pursuant to (x) the New Colt the Designation, and (y) its acceptance and agreement to the VAULT Trust Agreement.

The Trustee and the Servicer agree that this Transfer Direction will become effective on the Transfer Effective Date upon delivery of an executed counterpart of this Transfer Direction and receipt of an opinion of counsel to Ally Financial that the transfer effected hereunder is permitted by Section 9.1 of the VAULT Trust Agreement.

Please acknowledge your receipt of and agreement to this Transfer Direction by signing a counterpart hereof in the space provided below.

Sincerely,

ALLY FINANCIAL INC., as Initial Trust Beneficiary

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Trustee

By:
Name:
Title:

ALLY FINANCIAL INC., as Servicer

By:
Name:
Title:

CENTRAL ORIGINATING LEASE TRUST, as a Trust Beneficiary and Transferee

By: Deutsche Bank Trust Company Delaware, not in its individual capacity but solely as COLT Owner Trustee

By:
Name:
Title:

Schedule I

Schedule of Leased Vehicles

On file with BNY Mellon Trust of Delaware